BANCTRUST FINANCIAL GROUP ANNOUNCES

FIRST QUARTER 2004 EARNINGS INCREASE

(NASDAQ: BTFG)

Mobile, Alabama, April 29, 2004----BancTrust Financial Group, Inc. announced today net income for the first quarter of 2004 of $2,455,000. This is an increase of 42.8% over the $1,719,000 earned in the first quarter of 2003. Basic and diluted earnings per share were both $.22 in the first quarter of 2004 compared to $.20 and $.19 per share in 2003. Total assets at March 31, 2004 were $1.076 billion compared to $689 million at March 31, 2003.

On December 30, 2003, BancTrust completed its merger with CommerceSouth, Inc., which was accounted for under the purchase method of accounting. Therefore, the operating results and assets and liabilities of the acquired CommerceSouth banks were not included in the first quarter 2003 financial presentations included in this release and discussed above. Had the results of these banks been included in the first quarter of 2003, net income on a pro forma basis would have been approximately $2,057,000 compared to $2,455,000 in the first quarter of 2004, an increase of 19.3%. Likewise, total assets on a pro forma basis at March 31, 2003 would have been approximately $1.035 billion compared to $1.076 billion at March 31, 2004.

On April 21, 2004, the Board of Directors of BancTrust declared a second quarter 2004 dividend of $.13 per share, payable July 1, 2004, to shareholders of record June 11, 2004.

On February 27, 2004, BancTrust announced that it had reached an agreement to sell all of the stock of BankTrust of Florida for $7.5 million. BankTrust of Florida has offices in Wewahitchka and Port St. Joe, and represented total assets of approximately $48.2 million and total deposits of approximately $41.8 million at March 31, 2004. The business related to BankTrust of Florida is accounted for as discontinued operations and therefore, the results of operations have been removed from the Company's results of continuing operations for all periods presented in this document. The results of BankTrust of Florida are presented as discontinued in a separate category on the income statement following results from continuing operations. The sale is expected to be completed in the third quarter of 2004.

BancTrust currently provides banking services through 25 offices in the southern half of Alabama and 11 offices throughout Northwest Florida. In addition to banking services, BancTrust provides trust, investment, insurance, brokerage and financial planning services through its affiliates South Alabama Trust Company and BT Financial Services. The common stock of the Company trades on The NASDAQ SmallCap Stock Market under the symbol BTFG.

This press release contains "forward-looking" statements which state or express an opinion as to what may happen in the future. These statements, which can be identified by the use of "expect," "may," "could," "should," "plans," and words of like meaning, are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. Factors that could cause actual results to differ materially from those described herein include regulatory changes, changes in the general economic environment, changes in interest rates, changes in the securities markets, changes in the demand for our products and services, increased competition, difficulties in the integration of acquired businesses and numerous other factors set forth in the reports filed by BancTrust with the Securities and Exchange Commission. BancTrust is not under any obligation (and it expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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BANCTRUST FINANCIAL GROUP
(BTFG)
Financial Highlights (Unaudited)
(In thousands, except per share amounts)

	Quarter Ended
	March 31,
	2004	2003

EARNINGS:
Interest revenue	$12,409	$8,004
Interest expense	2,906	2,198

Net interest revenue	9,503	5,806

Provision for loan losses	398	268
Non-interest revenue	2,458	1,789
Securities gains, net	162	250
Non-Interest expense	8,312	5,304
Income from continuing operations before income taxes	3,413	2,273
Income tax expense	914	638
Income from continuing operations	2,499	1,635

Discontinued operations
Income from discontinued operations before income taxes	128	133
Income tax expense	172	49
Income (loss) from discontinued operations	(44)	84

Net income	$2,455	$1,719

Earnings (loss) per share:
Basic	$0.23	$0.19
Diluted	0.23	0.19

From discontinued operations
Basic	($0.01)	$0.01
Diluted	(0.01)	0.00

Total
Basic	$0.22	$0.20
Diluted	0.22	0.19

Cash dividends declared per share	0.13	0.13

MARCH 31, STATEMENT
OF CONDITION:
	2004	2003
Total assets	$1,075,647	688,542
Loans	708,270	408,363
Allowance for loan losses	8,679	5,499
Deposits	841,607	541,561
Shareholders' equity	119,229	81,192

AVERAGE BALANCES YTD:

Total assets	$1,058,882	$669,621
Earning assets	889,437	579,888
Loans	695,786	395,315
Deposits	822,525	524,436
Shareholders' equity	118,849	81,908

RATIOS AND OTHER DATA:

ROA YTD	0.93%	1.04%
ROE YTD	8.31%	8.51%
Total shareholders' equity to total assets - March 31,	11.08%	11.79%
Average shareholders' equity to average total assets YTD	11.22%	12.23%
Net interest margin (te) YTD	4.44%	4.25%
Net loan charge-offs YTD	61	150
Nonperforming loans - March 31,	4,376	3,510
Other real estate owned - March 31,	1,006	139
Net charge-offs to average loans YTD	0.01%	0.04%
Nonperforming loans to total loans - March 31,	0.62%	0.86%
Average shares outstanding - basic YTD	10,964	8,732
Average shares outstanding - diluted YTD	11,048	8,794

For additional information contact: F. Michael Johnson (251) 431-7813.
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